SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant      [ X ]

Filed by a Party other than the Registrant      [      ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12
INFOTECH USA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials:
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Sebastian F. Perez
Acting President and Chief Executive Officer

January 27, 2004

Dear Stockholder:

        You are cordially invited to attend our annual meeting, which will be held on March 19, 2004, at 10:00 a.m. Eastern Time, at our headquarters, 7 Kingsbridge Road, Fairfield, New Jersey 07004.

        The enclosed notice of meeting identifies each business item for your action. These items and the vote the Board of Directors recommends are:

	Item	Recommended Vote
1	Ratification of appointment of a director; and	FOR
2	Ratification of J. H. Cohn LLP as independent auditors.	FOR

        We have also included a proxy statement that contains more information about these items and the meeting. Please give all of this information your careful attention.

        The Board of Directors has fixed January 30, 2004, at the close of business as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, and only holders of record of shares of our common stock at the close of business on that day will be entitled to vote. The stock transfer books will not be closed.

        We will make available a list of holders of record of our common stock as of the close of business on January 30, 2004, for inspection during normal business hours at our offices, 7 Kingsbridge Road, Fairfield, New Jersey 07004 for ten business days prior to the meeting. This list will also be available at the meeting.

        If you plan to attend the meeting, please mark the appropriate box on your proxy card to help us plan for the meeting. You will need an admission card to attend the meeting, which you can obtain as follows:

  If your shares are registered in your name, you are a stockholder of record. Your admission card is attached to your proxy card, and you will need to bring it with you to the meeting.
  If your shares are in the name of your broker or bank, your shares are held in street name. You will need to check the box on the proxy card stating that you will be attending the meeting, or ask your broker or bank for an admission card in the form of a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

        Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written proxy card. Many stockholders also can vote by proxy via touch-tone telephone from the U.S. and Canada, using the toll-free number on your proxy card, or via the internet using the instructions on your proxy card. In addition, stockholders may vote in person at the meeting, as described above.

        EACH STOCKHOLDER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD, USING THE TELEPHONE VOTING SYSTEM, OR ACCESSING THE WORLD WIDE WEB SITE INDICATED ON YOUR PROXY CARD TO VOTE VIA THE INTERNET. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

Sincerely,

/s/ SEBASTIAN F. PEREZ
SEBASTIAN F. PEREZ

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF
        INFOTECH USA, INC.:

        The Annual Meeting of Stockholders of InfoTech USA, Inc., a Delaware corporation, will be held at our headquarters, 7 Kingsbridge Road, Fairfield, New Jersey 07004, on March 19, 2004, at 10:00 a.m. Eastern Time, for the following purposes:

  To ratify the appointment of a director to hold office until our 2006 annual meeting, or until his successor has been elected or appointed;
  To ratify the appointment of J. H. Cohn LLP as our independent auditors to serve for the fiscal year ending September 30, 2004; and
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed January 30, 2004, as the record date for the meeting. This means that owners of our common stock at the close of business on that date are entitled to (1) receive notice of the meeting and (2) vote at the meeting and any adjournments or postponements of the meeting. We will make available a list of holders of record of our common stock as of the close of business on January 30, 2004, for inspection during normal business hours at our offices, 7 Kingsbridge Road, Fairfield, New Jersey 07004 for ten business days prior to the meeting. This list will also be available at the meeting.

By Order of the Board of Directors

/s/ KEVIN MCLAUGHLIN
KEVIN MCLAUGHLIN Secretary

Fairfield, New Jersey
January 27, 2004

7 Kingsbridge Road, Fairfield, New Jersey 07004

January 27, 2004

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 19, 2004

        Our Board of Directors furnishes you with this proxy statement to solicit proxies on its behalf to be voted at our annual meeting of stockholders. The meeting will be held at our headquarters, 7 Kingsbridge Road, Fairfield, New Jersey 07004, on March 19, 2004, at 10:00 a.m. Eastern Time, subject to adjournment or postponement. The proxies also may be voted at any adjournments or postponements of the meeting. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about February 9, 2004.

      Voting and Revocability of Proxies

        All properly executed written proxies and all properly completed proxies voted by telephone or via the internet and delivered pursuant to this solicitation (and not revoked later) will be voted at the meeting in accordance with the instructions of the stockholder. Below is a list of the different votes stockholders may cast at the meeting pursuant to this solicitation.

        In voting on the ratification of the appointment of J. Robert Patterson as our director to serve until our 2006 annual meeting, stockholders may vote in one of the following ways:

  in favor of the appointee, or
  withhold votes as to the appointee.

        In voting on the ratification of the appointment of J. H Cohn LLP as our independent auditors to serve for the calendar year ending September 30, 2004, stockholders may vote in one of the following ways:

  in favor of the item,
  against the item, or
  abstain from voting on the item.

        Stockholders should specify their choice for each matter on the enclosed form of proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the ratification of the appointment of J. Robert Patterson as set forth herein and FOR the ratification of the appointment of J. H. Cohn LLP.

        In addition, if other matters come before the meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. A stockholder submitting a proxy has the power to revoke it at any time prior to its exercise by voting in person at the meeting, by giving written notice to our corporate secretary bearing a later date than the proxy or by giving a later dated proxy. Any written notice revoking a proxy should be sent to: ADP Investor Communication Services, Inc., P. O. Box 9079, Farmingdale, New York 11735-9769. Proxies signed by brokers with no further statements indicated on the proxy and shares as to which proxy authority has been withheld with respect to any matter will be counted for quorum and for purposes of determining the number of shares entitled to vote on a matter. Broker non-votes (proxies where the broker has added statements such as "non-vote," "no vote" or "do not vote") are not counted for quorum or for purposes of determining the number of shares entitled to vote on a matter. The presence in person or by proxy of the holders of the shares representing a majority of all outstanding shares will constitute a quorum. Approval of all items will require the favorable vote of a majority of the shares represented and entitled to vote at the meeting.

        The telephone and internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed by stockholders interested in voting via the telephone or the internet are set forth on the proxy card. If the proxy card does not contain these instructions, these options are not available.

         Record Date and Share Ownership

        Owners of record of shares of our common stock at the close of business on January 30, 2004 will be entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record of our common stock on January 30, 2004 is entitled to one vote for each share of common stock so held.

        As of the close of business on January 30, 2004, there were 4,895,998 shares of common stock outstanding and entitled to vote at the meeting. A majority of these shares must be present, in person or by proxy, to conduct business at the meeting.

RATIFICATION OF APPOINTMENT OF DIRECTOR

(Item 1)

         Board of Directors

        Our Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three (3) classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board. Our bylaws provide that our Board of Directors shall consist of five (5) members. Currently, our Board of Directors consists of four (4) members with two (2) members in Class II and one (1) member in each of Class I and III. Each Class is elected for a term of three years. The term of office of the Class I, II and III directors is scheduled to expire at our 2005, 2006 and 2004 annual meetings, respectively. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting. Such newly elected directors hold office until the third succeeding annual meeting and the election and qualification of their respective successors. As of January 25, 2004, we had one vacancy on the Board of Directors, which has not yet been filled. In addition, the term of Anat Ebenstein is scheduled to expire at the 2004 annual meeting. Ms. Ebenstein has not been nominated to serve as a director following the 2004 annual meeting. However, in accordance with our bylaws, Ms. Ebenstein will continue to serve as a member of our Board of Directors until her successor has been appointed. Proxies may not be voted for a greater number of persons than the appointee identified below.

        The appointed director has advised us of his willingness to serve as a director and management believes that the appointee will be able to serve. If the appointee becomes unavailable, proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

        Cumulative voting does not apply in the election of directors. Unless otherwise indicated, the shares represented by this proxy will be voted for the appointee named below. Should the appointee become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, appoint a substitute member.

        The following table sets forth certain information with respect to the appointed director and the term for which he will serve in his class:

Name	Age	Position	Position Held Since	Class	Year Term Expires

J. Robert Patterson	46	Vice President, Chief Financial Officer, and Treasurer	December 2000	II	2006

        Recommendation of the Board of Directors Concerning the Ratification of the Appointment of Director

        Our Board of Directors recommends a vote FOR the ratification of the appointment of J. Robert Patterson to hold office until our 2006 annual meeting and until his successor is elected and qualified. Proxies received by the Board of Directors will be voted FOR the appointee unless stockholders specify a contrary choice in their proxy.

      Appointee – Term Expiring 2006

      J. Robert Patterson: Mr. Patterson, 46, was appointed to the Board of Directors in April, 2003. Mr. Patterson joined us as Vice President, Chief Financial Officer and Treasurer in December 2000. Prior to that, Mr. Patterson served as Vice President of Finance for the Network Division of Applied Digital Solutions, Inc., our majority stockholder. Mr. Patterson has served as Controller of our subsidiary, InfoTech USA, Inc., since 1990. Mr. Patterson earned a Bachelor of Arts degree in Business Management from Western State College.

      Incumbent Director – Term Expiring 2006

        Charles L. Doherty: Mr. Doherty, 69, was appointed to the Board of Directors in January 2001. Mr. Doherty currently serves as a member of the Executive Committee and the Nominating Committee and is the only member of the Audit Committee and the Compensation Committee. Mr. Doherty works pro bono as a financial consultant to a variety of non profit organizations. From 1988 to 1995, Mr. Doherty was Executive Vice President of Finance and Administration for Granada North America. Prior to that, Mr. Doherty served as a financial executive of entities subsequently acquired by Granada. Mr. Doherty earned both his Bachelor of Science degree in Accounting and his MBA in Finance from Boston College.

      Incumbent Director — Term Expiring 2005

        Kevin McLaughlin: Mr. McLaughlin, 61, was appointed to the Board of Directors in April 2002. Mr. McLaughlin currently serves as a member of the Executive Committee and the Nominating Committee. From April 2002 until March 2003, Mr. McLaughlin served as our Chief Executive Officer. Previously Mr. McLaughlin served as Chief Executive Officer of Computer Equity Corporation, a subsidiary of Applied Digital Solutions, Inc., our majority stockholder. Prior to that Mr. McLaughlin served as a Vice President of Sales for Applied Digital Solutions, Inc. Mr. McLaughlin served as the Vice President of Sales for SCB Computer Technology, Inc., a nationwide information technology consulting company, from 1995 to 2000.

      Incumbent Director – Term Expiring 2004

        Anat Ebenstein: Ms. Ebenstein, 40, was appointed to the Board of Directors in December 2000. From December 2000 until July 2001, Ms. Ebenstein served as our President and Chief Operating Officer. From July 2001 to April 2002, Ms. Ebenstein acted as our President, Chief Executive Officer and Chief Operating Officer. From January 1999 to December 2000, Ms. Ebenstein served as President for the Network Division of Applied Digital Solutions, Inc., our majority stockholder. Ms. Ebenstein also served as President of our subsidiary, InfoTech USA, Inc., from January 1999 to April 2002.

      Legal Proceedings and Indemnification

        On October 22, 2002, Anat Ebenstein, our former President, Chief Executive Officer and Chief Operating Officer and current director, filed a complaint against us, Applied Digital Solutions and certain officers and directors in connection with the termination of her employment. The complaint filed in the Superior Court of New Jersey, Mercer County, seeks compensatory and punitive damages of $1.0 million arising from an alleged improper termination. The action is currently in the initial stages of discovery. We believe that a portion of any ultimate damages, including legal fees, may be covered under insurance.

        Our By-Laws provide that we shall indemnify each Director and such of our officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

        We carry insurance providing for indemnification, under certain circumstances, to all of our directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. To date, no sums have been paid to any of our past or present director or officer under this or any prior indemnification insurance policy.

      Directorships

        Mr. McLaughlin is a director of Digital Angel Corporation (AMEX: DOC). No other director holds directorships in any other company which has a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

      Board Committees and Meetings

        We have standing Executive, Audit, Nominating and Compensation Committees of the Board of Directors. The members of the committees are identified with the summary of background and business experience of the directors above.

        The Executive Committee was established by the Board of Directors in January 2001. The Executive Committee possesses all of the powers of the Board of Directors except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board of Directors), and certain other powers specifically reserved by Delaware law to the Board of Directors. The Executive Committee held no meetings during the fiscal year ended September 30, 2003.

        The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of our independent accountants, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent accountants, review and approve non-audit services of the independent accountants, review compliance with our existing major accounting and financial policies and review management’s procedures and policies relative to the adequacy of our internal accounting controls. The Audit Committee held four meetings during the fiscal year ended September 30, 2003.

        Our audit committee is currently comprised of only one director, Mr. Doherty. The Board of Directors has determined that Mr. Doherty is independent, as independence is defined for audit committee members in the current Nasdaq listing requirements. The Board of Directors has also determined that Mr. Doherty is an audit committee financial expert, as that term is defined in the rules and regulations promulgated under the Exchange Act.

        The Nominating Committee was established by the Board of Directors in March 2003. The function of the Nominating Committee is to recommend candidates to the Board of Directors to fill vacancies on the Board of Directors. The Nominating Committee did not hold any meetings during the fiscal year ended September 30, 2003.

        The function of the Compensation Committee is to make recommendations to the Board of Directors concerning salaries and incentive compensation for our executives and employees. The Compensation Committee held two meetings during the fiscal year ended September 30, 2003.

        The Board of Directors held nine meetings and acted by written consent two times during the fiscal year ended September 30, 2003. During the year, all directors attended 75% or more of the Board of Directors’ meetings and the Board Committees to which they were assigned.

      Code of Ethics

        All of our employees, including our principal executive officer, our principal financial officer and our principal accounting officer, are required to abide by the Code of Conduct and Corporate Ethics General Policy Statement of Applied Digital Solutions, Inc. Accordingly, we do not maintain a separate code of ethics applicable solely to our principal executive officer, our principal financial officer and our principal accounting officer or persons performing similar functions. We believe that the Code of Conduct and Corporate Ethics General Policy Statement of Applied Digital Solutions, Inc. substantially conforms with the code of ethics required by rules and regulations of the Securities and Exchange Commission. A copy of this policy statement is available upon written request and without charge by contacting J. Robert Patterson, Vice President, Chief Financial Officer and Treasurer, InfoTech USA, Inc., 7 Kingsbridge Road, Fairfield, New Jersey 07004. During the fiscal year ended September 30, 2004, we plan to adopt a separate code of ethics which will apply solely to our principal executive officer, our principal financial officer and our principal accounting officer or persons performing similar functions.

      Equity Compensation Plan Information

        The following table sets forth information regarding our compensation plans (including individual compensation arrangements) under which shares of our common stock are authorized for issuance as of September 30, 2003:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	3,420,000(1)	$ 0.399	2,528,000
Equity compensation plans not approved by securities holders	950,000(2)	0.699	–

(1)

Represents 3,175,000 options which have previously been granted and which remain outstanding under our 2001 Flexible Stock Plan and 245,000 options which have previously been granted and which remain outstanding under our 1998 Stock Option Plan. Our 2001 Flexible Stock Plan initially had 2,500,000 shares of common stock reserved for issuance. This number is subject to an annual increase of 25% of the number of outstanding shares of common stock as of January 1 of each year but may not exceed 10,000,000 in the aggregate.

(2)

Represents (i) 350,000 options issued to consultants in connection with the provision of certain investment advisory services for us; (ii) 300,000 options issued in December 2000 to David A. Loppert, our former Chief Executive Officer, in connection with his employment with us and (iii) 300,000 warrants issued in December 2000 to John H. Spielberger, a former stockholder, in connection with the sale of his shares to Applied Digital Solutions.

      Ownership of Equity Securities

        The following table sets forth information regarding beneficial ownership of our common stock by each director and by each named executive officer and by all the directors and named executive officers as a group as of January 20, 2004

Name	Aggregate Number of Shares Beneficially Owned (4)	Percent of Outstanding Shares

Kevin McLaughlin	350,000	6.7%
Anat Ebenstein	300,000	5.8%
Charles L. Doherty	315,000	6.0%
J. Robert Patterson (1)	200,000	3.9%
Sebastian F. Perez (2)	79,527	1.6%
Jerome C. Artigliere (3)	500,000	9.3%
All Directors and Executive Officers
as a Group (6 persons)	1,744,527	26.2%

(1)	Appointed a director on April 3, 2003.
(2)	Appointed acting President and Chief Executive Officer on April 3, 2003.
(3)	Acted as Chief Executive Officer from March 10, 2003 until April 3, 2003. Resigned as Chairman of our Board of Directors and Chief Executive Officer on April 3, 2003.
(4)	This table includes presently exercisable options and options which become exercisable within 60 days. The following directors and executive officers hold the number of options which are presently exercisable or are exercisable within 60 days set forth following their respective names: Kevin McLaughlin - 350,000; Anat Ebenstein - 300,000; Charles L. Doherty - 300,000; J. Robert Patterson - 200,000; Sebastian F. Perez - 70,000; and all directors and executive officers as a group - 1,220,000.

      Principal Stockholders

        Set forth in the table below is information as of January 20, 2004 with respect to persons known to us (other than the directors and executive officers shown in the preceding table) to be the beneficial owners of more than 5% of our issued and outstanding common stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Class (4)

Applied Digital Solutions, Inc. 400 Royal Palm Way, Suite Palm Beach, Florida 33480	2,570,000(1)	52.5%

Dominic and Dominic LLC 32 Old Slip New York, New York 10005	450,000(2)	8.4%

Scott R. Silverman 400 Royal Palm Way, Suite 410 Palm Beach, Florida 33480	450,000(3)	8.4%

Michael Krawitz 400 Royal Palm Way, Suite 410 Palm Beach, Florida 33480	450,000(4)	8.4%

David A. Loppert 107 Pembroke Drive Palm Beach Gardens, Florida 33418	300,000(5)	6.2%

(1)	Based on Schedule 13D filed with the Securities and Exchange Commission on December 26, 2000. Applied Digital Solutions, Inc., a Missouri corporation, has sole voting and dispositive power as to 2,570,000 shares.
(2)	Represents 100,000 exercisable options granted on April 7, 1999 and 350,000 exercisable options granted on January 1, 2001 as compensation for services provided to us. Based on correspondence received from Dominic and Dominic, Roseann T. Cook, Chief Operating Officer of Dominic and Dominic, will possess sole voting and dispositive power as to the shares upon exercise of the options or warrants.
(3)	Represents 100,000 exercisable options granted on August 23, 2001 and 350,000 exercisable warrants granted on June 28, 2002. Based on correspondence received from Mr. Silverman, Mr. Silverman will possess sole voting and dispositive power as to the shares upon exercise of the options or warrants.
(4)	Represents 100,000 exercisable options granted on August 23, 2001 and 350,000 exercisable warrants granted on June 28, 2002. Based on correspondence received from Mr. Krawitz, Mr. Krawitz will possess sole voting and dispositive power as to the shares upon exercise of the options or warrants.
(5)	Based on Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on April 1, 2003. Mr. Loppert has sole voting and dispositive power as to 300,000 shares.

      Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of all such reports to us. We believe that, based upon a review of filings with the Securities and Exchange Commission and representations as to whether or not such statements were required, each of our directors and executive officers complied with all such requirements during the fiscal year ended September 30, 2003. We further believe, however, that, based upon a review of filings with the Securities and Exchange Commission, certain of our current and former officers and directors are deliquent with respect to such requirements for transactions which occurred during the fiscal year ended September 30, 2002.

      Report of the Audit Committee

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

        As set forth in more detail in its charter, the Audit Committee’s primary responsibilities fall into three broad categories:

  first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by management, including discussions with management and our outside auditors about draft annual financial statements and key accounting and reporting matters;
  second, the Committee is responsible for matters concerning the relationship between us and our outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to us; and determining whether the outside auditors are independent (based in part on oral and written communication provided to us by them pursuant to Independence Standards Board Standard No. 1); and
  third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of our internal auditing program.

        The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held four meetings during the fiscal year ended September 30, 2003.

        In overseeing the preparation of our financial statements, the Committee met with both management and our outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. At that time management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        With respect to our outside auditors, the Committee, among other things, has discussed with J. H. Cohn LLP matters relating to its independence, including the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        Finally, the Audit Committee monitors the scope and adequacy of, including proposals for, adequate staffing and internal procedures and controls where appropriate.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of our independent auditors for fiscal 2003.

        The Audit Committee is pleased to submit this report to the stockholders with regard to the above matters.

AUDIT COMMITTEE CHARLES L. DOHERTY

      Report of the Compensation Committee

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

      Compensation Committee of the Board

        The Compensation Committee is composed of one non-employee member of the Board of Directors. It is the Compensation Committee’s responsibility to review, recommend and approve changes to our compensation policies and programs. It is also the committee’s responsibility to review and approve all compensation actions for our executive officers and various other compensation policies and matters and administer our 1998 Stock Option Plan, including the review and approval of stock option grants to our executive officers, our 1999 Employee Stock Purchase Plan, our 2001 Flexible Stock Plan and our 401(k) Plan.

      General Compensation Philosophy

        The committee focuses on compensating executives on a competitive basis with other comparably sized and managed companies, in a manner consistent and supportive of our overall objectives, and through a compensation plan which balances our long-term and short-term strategic initiatives. The committee intends that our executive compensation program will:

  Reward executives for strategic management and enhancement of stockholder value;
  Reflect each executive's success at resolving key operational issues;
  Facilitate both the short-term and long-term planning process; and
  Attract and retain key executives believed to be critical to our long-term success.

      Setting Executive Compensation

      Our compensation program for executive officers generally consists of a fixed base salary, performance-related annual bonus awards and long-term incentive compensation in the form of stock options. In addition, our executives are able to participate in various benefit plans generally available to our other full-time employees.

      In reviewing executives' performances over the past fiscal year, the committee took into consideration, among other things, the following performance factors in making its compensation recommendations: revenues, net income and cash flow. Our executive compensation programs are designed to enable us to attract, retain and motivate our executives. Our general compensation philosophy is that total cash compensation should vary with our performance in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of stockholders. Total cash compensation for the majority of our employees, including its executive officers, includes a base salary and a cash bonus based on our profitability. Long-term incentive compensation is realized through the granting of stock options to most employees, at the discretion of the president, as well as eligible executive officers.

      Base Salary

      Base salary for our executives is intended to provide competitive remuneration for services provided to us over a one-year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of our key management level positions.

      Short-Term Incentives

      Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the committee understands and accepts that such payments may vary considerably from one year to the next. Our bonus program ties executive compensation directly back to the annual performance of both the individual executive and the company. Through this program, in the fiscal year ended September 30, 2003, the actual bonus payment paid to any of the named executive officers was derived from specific measures of company and individual performance.

      Long-Term Incentives

      We do not provide our executives with long-term incentive payments. Instead, we may, from time to time, grant our executive officers stock options in order to reward executive officers for company or individual achievements, to motive executive officers to improve company performance or to encourage ownership of our common stock. We believe that this long-term incentive strategy better aligns the interests of our executive officers with those of our stockholders. During 2003, we did not grant any stock options to any of our executive officers.

      Compensation Pursuant to Plans

      1998 Stock Option Plan.

      On February 24, 1998, the stockholders approved a stock option plan as a successor to the expiring 1988 Stock Option Plan. As of September 30, 2003, 245,000 options have been granted and remain outstanding under the 1998 Stock Option Plan. The 1998 Stock Option Plan had 1,000,000 shares of common stock reserved for issuance upon the exercise of options designated as either (i) incentive stock options or (ii) non-qualified stock options. Incentive stock options may be granted under the 1998 Stock Option Plan to our employees and officers. Non-qualified options may be granted to our consultants, directors (whether or not they are employees), employees or officers.

      The purpose of the 1998 Stock Option Plan is to encourage stock ownership by certain of our directors, officers and employees and certain other persons instrumental to our success and to give them a greater personal interest in our success. The 1998 Stock Option Plan is administered by the Compensation Committee. The committee, within the limitations of the plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights are to be imposed on the shares subject to options. Options granted under the 1998 Stock Option Plan may not be granted at a price less than the fair market value of the common stock on the date of the grant (or 110% of fair market value in the case of persons holding 10% or more of our voting stock). The aggregate fair market value of shares for which incentive stock options granted to any person and exercisable for the first time by such person during any calendar year (under all of our stock option plans and those of any related corporation) may not exceed $100,000. The 1998 Stock Option Plan will terminate in February, 2008; however, options granted under the plan will expire not more than 10 years from the date of grant. Options granted under the 1998 Stock Option Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

      1999 Employee Stock Purchase Plan.

      On January 28, 1999, the stockholders approved the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan has 200,000 shares of common stock reserved for issuance upon purchase by our employees. The 1999 Employee Stock Purchase Plan provides our eligible employees with an opportunity to acquire an interest in our future.

      The purpose of the 1999 Employee Stock Purchase Plan is to provide our employees with an opportunity to purchase common stock through accumulated payroll deductions, and give them a greater personal interest in our success. The 1999 Employee Stock Purchase Plan is administered by the Board of Directors, which, within the limitations set forth in the plan, determines the persons who may purchase shares of common stock, the number of shares to be sold, the time, manner and form of payment, and whether restrictions are to be imposed on the shares subject to purchase. The 1999 Employee Stock Purchase Plan provides eligible employees an opportunity to purchase shares of common stock through payroll deductions during two offering periods: October 1 through March 31 and April 1 through September 30. At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each pay day during the offering period in an amount not exceeding 10% of the compensation he receives each pay day during the offering period. All payroll deductions made for participants in the 1999 Employee Stock Purchase Plan are credited to the employee's account under the plan and are withheld in whole percentages only. A participant may discontinue his participation in the plan under certain circumstances, or may increase or decrease the rate of his payroll deductions during the offering period. The purchase price per share is an amount equal to 85% of the fair market value of a share of common stock on the first or last day of the offering period, whichever is lower. The aggregate number of shares purchased by an employee may not exceed a number of shares determined by dividing $12,500 by the fair market value of a share of our common stock on the first day of the offering period. The 1999 Employee Stock Purchase Plan expires by its terms on December 17, 2008.

      2001 Flexible Stock Plan

      On March 29, 2001, the stockholders approved the 2001 Flexible Stock Plan. As of September 30, 2003, 3,175,000 options were granted and remain outstanding under the 2001 Flexible Stock Plan. The 2001 Flexible Stock Plan initially had 2,500,000 shares of common stock reserved for issuance. This number is subject to an annual increase of 25% of the number of outstanding shares of common stock as of January 1 of each year, but may not exceed 10,000,000 in the aggregate. As of January 20, 2004, 2,997,000 shares of common stock are available for future issuance under the 2001 Flexible Stock Plan. These shares may be issued in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares, cash awards, or other stock based awards.

      The purpose of the 2001 Flexible Stock Plan is to attract, retain, motivate and reward employees and other individuals and to encourage ownership by employees and other individuals of our common stock. The 2001 Flexible Stock Plan is administered by the Compensation Committee. The committee, within the limitations of the plan, has discretion to determine (i) when and to whom an award is granted and the type and amount of the award, and (ii) the terms, conditions and provisions of, and restrictions relating to, each award granted. The 2001 Flexible Stock Plan may be terminated at any time by the Board of Directors.

      401(k) Plan

      On January 1, 1994, we adopted a 401(k) savings plan for the benefit of all eligible employees. All employees as of the effective date of the 401(k) plan became eligible to participate. An employee who became employed after January 1, 1994 would become a participant after the completion of 6 months of service and attainment of 20 years of age. Under the 401(k) plan, participants may elect to contribute from their compensation any amount up to the maximum deferral allowed by the Internal Revenue Code. Our contributions are discretionary and we may make optional contributions for any plan year at our discretion. During the fiscal years ended September 30, 2003, 2002 and 2001, we recorded 401(k) administrative costs totaling $6,698, $5,588 and $4,950, respectively.

       The Compensation Committee is pleased to submit this report to the stockholders with regard to the above matters.

COMPENSATION COMMITTEE CHARLES L. DOHERTY

      Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The members of the Compensation Committee are identified with the summary of background and business experience of the directors above. No member of the Compensation Committee has served as our officer or employee or an officer or director of any of our subsidiaries.

      Executive Officers and Significant Employees

        Sebastian Perez – acting President and Chief Executive Officer: Mr. Perez, 40, has served as our Chief Operating Officer and acting President and Chief Executive Officer since April 2003. Mr. Perez joined us in 1992 as a project manager. During the past decade, Mr. Perez has managed our technical services, operations, and consulting services groups. In 1998, Mr. Perez was promoted to assistant to the Chief Executive Officer and was made responsible for our New York sales region. In November 2001, Mr. Perez was promoted to general manager. Prior to joining us, Mr. Perez spent six years with NYNEX Business Information Systems Co., as a systems engineer. Mr. Perez is a graduate of DeVry Institute of Technology in Electronics Technology.

      Executive Compensation

        The following table sets forth the compensation paid or accrued by us during each of the three fiscal years ended September 30, 2003 to our acting chief executive officer, two of our former chief executive officers, one other executive officer whose total cash compensation for such periods exceeded $100,000 and one additional individual for whom disclosure would be required but for the fact that he was not serving as an executive officer as of September 30, 2003:

Long-Term Compensation

		Annual Compensation			Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards ($)	Options / SAR's (#)	LTIP Payouts (#)	All Other Compen- sation ($)

Sebastian F. Perez (1)	2003	$136,260	$ --	$6,000		$ --	--	--	$ --
Acting President and Chief	2002	140,000	--	6,000		--	--	--	--
Executive Officer	2001	140,000	--	6,000		--	--	--	--

J. Robert Patterson	2003	120,250	--	8,613		--	--	--	--
Director, Vice President, Chief	2002	130,000	10,000	7,017	(5)	--	--	--	--
Financial Officer & Treasurer	2001	101,042	16,335	4,703	(5)	--	--	--	--

Kevin McLaughlin (2)	2003	63,461	--	3,750		--	--	--	--
Director and Secretary, former	2002	75,000	20,000	--		--	--	--	--
Chief Executive Officer, Chief	2001	--	--	--		--	--	--	--
Operating Officer & President

Jerome C. Artigliere (3)	2003	--	--	--		--	--	--	110,000(6)
Former Chief Executive Officer	2002	--	--	--		--	--	--	--
	2001	--	--	--		--	--	--	--

John C. Spielberger (4)	2003	--	--	--		--	--	--	--
Former Vice President, Sale &	2002	143,654	--	--		--	--	--	--
Marketing	2001	260,600	--	--		--	--	--	--

(1)	Appointed acting President and Chief Executive Officer on April 3, 2003.

(2)

Joined us on April 12, 2002. Mr. McLaughlin's salary, bonus and other benefits were paid by Applied Digital Solutions. We reimbursed Applied Digital Solutions for these payments as part of our financing arrangement with Applied Digital Solutions. See Item 13. Certain Relationships and Related Transactions below for additional information. Mr. McLaughlin resigned as our President, Chief Executive Officer and Chief Operating Officer on March 10, 2003.

(3)	Acted as Chief Executive Officer from March 10, 2003 until April 3, 2003. Resigned as Chairman of our Board of Directors and Chief Executive Officer on April 3, 2003.

(4)

Appointed as our officer on December 14, 2000. Of the amounts included in salary for fiscal year ended September 30, 2002 and 2001 are $109,194 and $180,600, respectively, representing sales commissions paid by us to Mr. Spielberger. Mr. Spielberger resigned on February 8, 2002.

(5)	Consists of expenses for a car.

(6)	Amount represents severance paid to Mr. Artigliere upon his resignation as our Chief Executive Officer on April 3, 2003.

      Option Grants in Last Fiscal Year

        We did not grant any stock options to the named executive officers during the fiscal year ended September 30, 2003.

      Aggregate Option Exercises in Last Fiscal Year and Year-End Values

        The following table sets forth information concerning the exercise of stock options by the named executive officers during the fiscal year ended September 30, 2003, the number of options owned by the named executive officers and the value of any in-the-money unexercised stock options as of September 30, 2003.

Aggregated Fiscal Year-End Option Values

	Shares Acquired		Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In–the–Money Options at Fiscal Year End ($)(1)
Name	(on Exercise (#))	Value Received ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Sebastian F. Perez (2)	–	$–	$–	–	$–	$–
J. Robert Patterson	–	–	200,000	–	–	–
Kevin McLaughlin (3)	–	–	350,000	–	–	–
Jerome C. Artigliere (4)	–	–	500,000	–	–	–
John C. Spielberger	–	–	–	–	–	–

(1)

The value of the unexercised in-the-money options at September 30, 2003 assumes a fair market value of $0.18 the closing price of our common stock as reported on the OTC Bulletin Board on September 30, 2003. The values shown are net of the option exercise price, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

(2)	Appointed acting President and Chief Executive Officer on April 3, 2003.
(3)	Mr. McLaughlin resigned as our President, Chief Executive Officer and Chief Operating Officer on March 10, 2003.
(4)	Acted as Chief Executive Officer from March 10, 2003 until April 3, 2003. Resigned as Chairman of our Board of Directors and Chief Executive Officer on April 3, 2003.

      Compensation of Directors

        Our independent directors receive an annual fee of $1,000 payable quarterly in advance. In addition, each independent director receives $200 for attendance in person at each Board meeting and $100 for participation in each telephonic board meeting held. Directors who are also our officers or officers of Applied Digital Solutions currently receive no cash compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings.

      Performance Graph

        The following Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this Performance Graph by reference therein.

        The Performance Graph compares the percentage change in the cumulative total stockholder return for the period beginning on September 30, 1998 and ending on September 30, 2003, based upon the market price of our common stock, the NASDAQ Stock Market Index for U.S. companies and a group consisting of our peer corporations on a line-of-business basis. The corporations making up the peer group are AlphaNet Solutions, Inc., En Pointe Technologies, Inc., Manchester Technologies, Inc., Micros to Mainframes, Inc. and Pomeroy Computer Resources, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the investment of $100 on September 30, 1998 in our common stock, the NASDAQ Stock Market Index for U.S. companies and the peer group index.

Cumulative Total Return
Based on Investment of $100
September 30, 1998 - September 30, 2003

	30-Sep-98	30-Sep-99	30-Sep-00	30-Sep-01	30-Sep-02	30-Sep-03

InfoTech USA	$100.00	$93.47	$50.02	$23.30	$31.30	$14.96
Nasdaq US	100.00	163.12	217.03	88.74	69.90	106.49
Peer Group	100.00	85.05	115.15	66.03	51.87	71.19

      Certain Relationships and Related Transactions

        For the period of time during which Kevin McLaughlin served as our President, Chief Executive Officer and Chief Operating Officer, we had a financial arrangement with Applied Digital Solutions whereby the salary, bonus and benefits for Mr. McLaughlin were paid by Applied Digital Solutions. We reimbursed Applied Digital Solutions for all payroll and benefit-related expenses incurred as a result of such financial arrangement on a monthly basis. Mr. McLaughlin resigned as our President, Chief Executive Officer and Chief Operating Officer on March 10, 2003.

        We reimburse Applied Digital Solutions on a monthly basis for various business insurance coverages and other miscellaneous business expenses. During fiscal years ending September 30, 2003, 2002 and 2001, we reimbursed Applied Digital Solutions approximately $367,000, $166,000 and $100,000, respectively, for such business expenses.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item 2)

        On August 1, 2002, we terminated Rubin, Brown, Gornstein & Company, LLP as our independent accountants. The Board of Directors approved the decision to change independent accountants. The report of Rubin, Brown, Gornstein & Company, LLP on the financial statements for fiscal year 2001 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit for fiscal year 2001 and through August 1, 2002, there were no disagreements with Rubin, Brown, Gornstein & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Rubin, Brown, Gornstein & Company, LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the fiscal year 2001 and through August 1, 2002, there was one reportable event. The following is a description of the event reported to us by Rubin, Brown, Gornstein & Company, LLP, which is the only reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K:

During the year ended September 30, 2001, one of the Registrant’s subsidiaries transitioned certain employees and responsibilities to another location. As a result, a certain employee assumed additional responsibilities for this subsidiary, resulting in a lack of segregation of duties in the cash receipts, cash disbursements and payroll functions. As of November 15, 2001, all accounting functions were transitioned to another location, and, as a result, management believes that responsibilities related to the cash receipts, cash disbursements and payroll functions have been adequately segregated.

        We requested that Rubin, Brown, Gornstein & Company, LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated August 1, 2002, was filed as an exhibit to our annual report on Form 10-K for the year ended September 30, 2002.

        The firm of J. H. Cohn LLP has audited our financial statements for the fiscal years ending September 30, 2003 and 2002, and the Audit Committee has, subject to ratification by stockholders, appointed that firm to act as its independent accountants for the fiscal year ending September 30, 2004. Accordingly, management will present at the meeting a resolution proposing the ratification of the appointment of J. H. Cohn LLP as our independent accountants for the fiscal year ending September 30, 2004.

        A representative of J. H. Cohn LLP is expected to be present at the meeting and will be given the opportunity to make a statement and to respond to appropriate questions addressed by stockholders.

      Principal Accountant Fees and Services

      For the fiscal years ended September 30, 2003 and 2002, fees for services provided by J. H. Cohn LLP were as follows (in $000):

		September 30,
		2003	2002
A.	Audit Fees (1)	$64	$13
B.	Audit-Related Fees	21	16
C.	Tax Fees (2)	12	–
D.	All Other Fees (3)	3	–

(1)

Audit fees include the annual financial statement audit (including required quarterly reviews) and other procedures performed by our independent auditor to form an opinion on our consolidated financial statements.

(2)	Tax fees include tax planning and compliance services provided in relation to U.S. federal, state and local taxes.

(3)

All other fees paid to J. H. Cohn LLP in 2003 related to consulting services in connection with the loan made to Applied Digital Solutions and consultation regarding life insurance policies for certain of our officers.

        The Audit Committee adopted pre-approval policies and procedures for the provision of audit and non-audit services following the end of our fiscal year ended September 30, 2003. Consequently, no services listed in the table above were pre-approved, other than the audit fees as part of the initial engagement.

      Recommendation of the Board of Directors

        The Board of Directors recommends a vote FOR ratification of the appointment of J. H. Cohn LLP as our independent accountants for the fiscal year ending September 30, 2004. Unless a contrary choice is specified, proxies received by the Board of Directors will be voted FOR ratification of the appointment of J. H. Cohn LLP as our independent accountants for the fiscal year ending September 30, 2004.

STOCKHOLDER PROPOSALS

        Pursuant to the applicable rules under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2005 proxy statement. Proposals by stockholders intended to be included in our 2005 proxy statement must be submitted in writing to our corporate secretary (sent by certified mail, return receipt requested) no later than October 8, 2004. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of such securities rules. Proposals by stockholders to be presented at our 2005 annual meeting (but not intended to be included in our 2005 proxy statement) must be submitted in writing to our corporate secretary no earlier than December 19, 2004 but no later than January 18, 2005, in accordance with our certificate of incorporation and bylaws. Otherwise, the proxies named by our Board of Directors may exercise discretionary voting authority with respect to the stockholder proposal, without any discussion of the proposal in our proxy material.

OTHER MATTERS

        Financial Statements. Our consolidated financial statements for the fiscal year ended September 30, 2003 are included in our 2003 Annual Report. Copies of the Annual Report are being sent to our stockholders concurrently with the mailing of this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

        Other Matters. At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the meeting. If other matters come before the meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

        Proxy Solicitation. The expense of solicitation of proxies will be borne by us. We have retained ADP Investor Communication Services, Inc. to solicit proxies. ADP Investor Communication Services, Inc. has agreed to perform this service for a fee which is not expected to exceed $2,000, plus out-of-pocket expenses. Proxies may also be solicited by certain of our directors, officers and other employees, without additional compensation, personally or by written communication, telephone or other electronic means. We are required to request brokers and nominees who hold stock in their name to furnish our proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

    Householding.        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy statements, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

        Once you have received notice that materials will be householded to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement by sending a written request to J. Robert Patterson, Vice President, Chief Financial Officer and Treasurer, InfoTech USA, Inc., 7 Kingsbridge Road, Fairfield, New Jersey 07004.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to J. Robert Patterson, Vice President, Chief Financial Officer and Treasurer, InfoTech USA, Inc., 7 Kingsbridge Road, Fairfield, New Jersey 07004.

        The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

/s/ KEVIN MCLAUGHLIN

KEVIN MCLAUGHLIN Secretary

Fairfield, New Jersey
January 27, 2004

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
INFOTECH USA, INC.

        Kevin McLaughlin and J. Robert Patterson are hereby appointed by the undersigned as proxies, each with power of substitution, to represent and vote the shares of stock of InfoTech USA, Inc. (the “Company”) which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on March 19, 2004 at 10:00 a.m. Eastern Time, at the Company’s headquarters, 7 Kingsbridge Road, Fairfield, New Jersey 07004 and at any postponements or adjournments thereof (the “Meeting”) as if the undersigned were present and voting at the Meeting.

1.

Ratification of Appointment of Director
Note: Unless otherwise indicated, the shares represented by this proxy will be voted FOR the appointment of J. Robert Patterson.

FOR appointee (except as written on the line below)                        [   ]
WITHHOLD AUTHORITY TO VOTE for appointee                        [   ]

INSTRUCTIONS: To withhold authority to vote for the appointee, write the appointee's name on the line below:

2.	Ratification of J. H. Cohn LLP as independent auditors of the Company for the year ending September 30, 2004. FOR [ ] AGAINST [ ] ABSTAIN [ ]

In their discretion, on any other business that may properly come before the Meeting.

        THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SET FORTH ABOVE AND, WHERE NO DIRECTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED FOR EACH PROPOSAL REFERRED TO ABOVE.

Dated _______________, 2004

Signature

Signature

Please sign, date and return this proxy in the enclosed envelope. Joint Owners should each sign this proxy. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should give their full title.